Exhibit 10.1

December 30, 2019

STRICTLY CONFIDENTIAL

Canbiola, Inc.

960 South Broadway, Suite 120

Hicksville, NY 11801

Attn: Marco Alfonsi, Chief Executive Officer

Dear Mr. Alfonsi:

The purpose of this letter agreement (the “Agreement”) is to confirm the engagement of H.C. Wainwright & Co., LLC (“Wainwright”) to render certain exclusive inclusive financial advisory services (“Advisory Services”) for Canbiola, Inc. (the “Company”) in connection with a debt financing contemplated by the Company during the period commencing on the date hereof and ending on March 31, 2020 (the “Term”).

If, at any time during the Term, the Company raises funds by means of a debt, the Company shall issue to Wainwright or its designees, at each closing of any such debt financing, warrants (the “Wainwright Warrants”) to purchase that number of shares of common stock of the Company equal to 7.0% of the aggregate gross proceeds committed by the investors divided by the market price of the common stock on the closing date of the debt financing’s commitment. The Wainwright Warrants shall be in a customary form reasonably acceptable to Wainwright, have a term of five (5) years and an exercise price equal to the market price of the common stock on the closing date of the debt financing’s commitment. The compensation for debt financing shall be based on the aggregate gross proceeds committed, before deducting any commission, fees, or other monies due or otherwise payable by the Company to any other investment bank, financial intermediary, financial advisor, finder or any third party, if any, and for clarity, shall be paid on the full committed amount, whether or not any amount is disbursed or drawn by the Company.

In addition, the Company shall reimburse Wainwright for all actual and reasonable out-of-pocket expenses incurred by Wainwright in rendering the Advisory Services hereunder, promptly as and when incurred upon receipt of an invoice from Wainwright.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful. Any rights to trial by jury with respect to any such dispute are hereby waived by Wainwright and the Company. In the event of the consummation or public announcement of any capital raise financing in which the Investors participated, Wainwright shall have the right to disclose its participation in such capital raise financing, including, without limitation, the financing at its cost of “tombstone” advertisements in financial and other newspapers and journals. The Company shall indemnify and hold harmless Wainwright and its affiliates and its and their present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons from and against any and all losses, claims, damages, obligations, liabilities, costs, expenses and disbursements, (whether or not in connection with litigation in which the Company is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with its engagement pursuant to this Agreement. The Company acknowledges and agrees that Wainwright is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to shareholders or creditors of the Company or any other person by virtue of this Agreement or the retention of Wainwright hereunder, all of which are hereby expressly waived. This Agreement may be modified only in writing signed by the parties.

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430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com

Member: FINRA/SIPC

In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:
Name:
Title:

Accepted and Agreed:

Canbiola, Inc.

By:
Name:
Title:

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